EXHIBIT 12 - STATEMENT  RE: COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED
             CHARGES

(Unaudited)
(Dollar amounts in thousands)

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


                                    Six Months Ended                        Fiscal Year Ended
                                   July 30   July 31     January 29 January 30 February 1 February 2 February 3
                                     1994      1993         1994       1993       1992       1991      1990 *

Consolidated pretax income         $132,356  $138,438      $399,534   $375,330   $322,157   $280,778   $227,892
Fixed charges (less capitalized
interest)                            71,508    74,856       152,604    142,892    128,925    115,125    107,782

EARNINGS                           $203,864  $213,294      $552,138   $518,222   $451,082   $395,903   $335,674


Interest                            $62,821   $66,427      $130,915   $121,940   $109,386    $97,032    $91,836
Preferred stock dividends                18        17            36         35         34         34         34
Capitalized interest                  1,008       984         1,882      1,646      3,574      1,928      1,504
Interest factor in rent expense       8,669     8,412        21,653     20,917     19,505     18,059     15,912

FIXED CHARGES                       $72,516   $75,840      $154,486   $144,538   $132,499   $117,053   $109,286


Ratio of earnings to fixed charges     2.81      2.81          3.57       3.59       3.40       3.38       3.07



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